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                                                               10K Exhibit 10.12

                      Lothar Maier's Relocation Agreement

January 9, 1991

Lothar Maier
2306 Gloria Court
Pleasanton, CA  94566

Dear Lothar,

This is to confirm our understanding with respect to your employment with Cypress (the 'Company'):

1. Effective on the date specified below, you will become a full-time employee of the Company to serve in the position of President reporting to Mark K. Allen, Vice President of Manufacturing and SRAMs, and to perform such other duties and responsibilities as may be assigned to you from time to time by the President or the Board of Directors of the Company.

2. In consideration for all services rendered by you in such employment, you will be paid an annual salary of $138,732.00 annually which includes a 10% promotion from you current base salary. Salary payments will be made bi-weekly. This current salary does not reflect any increase you may receive due to the 1990 Focal Review process. During you employment, you shall be entitled to participate in the Company's employee fringe benefit programs, stock purchase, profit sharing and 401(k) plans to the extent of your eligibility.

3. Subject to Board approval, Cypress proposes to grant to you an option to purchase 50,000 shares of its Common Stock at the fair market value of the common stock as determined by the Board of Directors at the next Board Meeting following your hire date. This (new) option shall be subject to a one-time vesting at the end of five years following the date of grant.

    In addition, this options shall have the provision of accelerated vesting dependent on the successful attainment of certain key milestones to be outlined in the business plan for your activity. These milestones will include such events as product qualification, production ramp and financial goals. The business plan and commensurate accelerated vesting schedule shall be subject to approval by the Board of Directors of Cypress.

4. You will also receive coverage under the Company's relocation guidelines to cover your move from California (Pleasanton home) to Minnesota. In the event of your voluntary termination of employment from the Company before completing

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one your of service, the relocation expenses will be repaid, in full, by you to the Company. Should you otherwise leave the Company during your first year of employment, the relocation benefits will be subject to vesting at a rate of 1/12 per month. A copy of our relocation policy is attached.

5. Cypress will pay the actual realtor fees upon sale of your California (Pleasanton home), not to exceed 6% of the selling price.

6. Cypress will pay all reasonable expenses associated with the purchase of the employee's new home, excluding realtor fees, but including loan origination fee's as incurred, not to exceed 2% of the new mortgage.

7. Cypress will also pay for any delta in potential rental income of primary residence as compared to current mortgage and property tax payments. This commitment shall not exceed four years. In the event that the primary residence in Pleasanton is sold, the payment will continue and be used to offset potential capital gains taxes. This will initiate as of January 1, 1991. Any costs which result from disposal or management of other California properties will be the sole responsibility of Lothar Maier.

8. Upon your acceptance of employment, you will sign the Company's standard Proprietary Information and Inventions Agreement.

9. This offer is contingent upon your ability to present documents establishing your right to work in the United States as required by the 1986 Federal Immigration Reform and Control Act.

10. Your hereby confirm that (i) you will not disclose or use any confidential or proprietary information or trade secrets of any prior employer of other person in connection with your employment by the Company, (ii) your are not subject to any agreement or restriction which would restrict your employment with the Company, and (iii) your have not solicited, nor has the Company requested that you solicit, any person employed by your former employer to join the Company.

Very truly yours,

CYPRESS SEMICONDUCTOR CORPORATION

/s/ Mark K. Allen
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Mark K. Allen
Vice President of Manufacturing & SRAMs

The foregoing is agreed to and accepted by me:

/s/ Lothar Maier           January 12, 1991
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Lothar Maier              Start Date: January 3, 1991